EXHIBIT 10.34
HEALTH CARE REIT, INC.
Summary of Executive Compensation Program
     The three key components of the executive officer compensation program of Health Care REIT, Inc. (the “Company”) are base salaries, annual incentive compensation and long-term incentive awards under the Company’s 2005 Long-Term Incentive Plan (the “Plan”).
     Base Salaries. The executive officers’ base salaries are established in their employment agreements if they have one, and the Compensation Committee of the Board of Directors may adjust those base salaries from time to time, as it deems appropriate.
     Annual Incentive Compensation. Annual incentive compensation payments to executive officers are based on the achievement of pre-established corporate and individual goals for the performance year. Eighty percent of the incentive compensation opportunity for Messrs. Chapman and Braun, and generally 60% of the incentive compensation opportunity for the other executive officers, are based on objective corporate performance goals. The remainder of each executive’s incentive compensation opportunity is based on other pre-established performance factors. With respect to Mr. Herman, 50% of his annual incentive compensation is based on the factors mentioned above and 50% is based on his direct contribution to the investment activity of the Company. For each executive, a range of earnings opportunity is established at the beginning of the performance period, expressed as a percentage of base salary, corresponding to three levels of performance (threshold, target and high performance levels) for the annual cash bonus. The 2005 corporate performance goals set by the Compensation Committee for the annual incentive program relate to (1) funds available for distribution (FAD) per share (a measure of financial earnings performance for REITs); (2) net real estate investments; and (3) maintenance of credit ratings.
     On January 23, 2006, the Compensation Committee awarded annual cash bonuses for performance in 2005 to the named executive officers (the executive officers who are expected to be named in the Company’s 2006 Proxy Statement), in the amounts set forth below. In addition, the Compensation Committee established the 2006 base salaries for each named executive officer:

NAME	TITLE	2005 CASH BONUS	2006 BASE SALARY
George L. Chapman	Chairman and Chief Executive Officer	$619,445	$536,852

Raymond W. Braun	President and Chief Financial Officer	$357,500	$338,000

Charles J. Herman, Jr.	Vice President and Chief Investment Officer	$301,684	$275,000

Jeffrey H. Miller	Vice President and General Counsel	$168,520	$263,120

Scott A. Estes	Vice President – Finance	$102,060	$187,110
          Long-Term Incentive Compensation. The Plan has been the Company’s primary vehicle for providing long-term incentive compensation to executive officers, and is intended to enable the Company to provide its executive officers and other key employees with competitive equity-based compensation in order to align management and stockholder interests, enhance focus on the creation of stockholder value, and support the long-term retention of key contributors. Under the terms of the Plan, the Compensation Committee has authority to approve stock options, restricted stock or other equity-based incentive awards to executive officers and key employees and to determine the terms of these awards.
          Similar to the annual incentive program, long-term incentive awards for executive officers are based on the achievement of pre-established corporate and individual goals for the performance years. For each executive officer, a range of earnings opportunity, expressed in dollar values, is established at the beginning of the performance period corresponding to three levels of performance (threshold, target and high performance levels) for long-term compensation. For 2005, 75% of the value of the long-term incentive compensation award was based on corporate performance goals set by the Compensation Committee, which related to (1) three-year total stockholder return relative to the three-year NAREIT Index; (2) net real estate investments; and (3) dividend/FAD payout ratio. The remaining 25% of the value of the long-term award was based on a qualitative assessment of individual performance. Based on performance relative to these goals, the Compensation Committee approved on January 23, 2006 a specific dollar amount of long-term incentive compensation value for each executive officer, and then converted these dollar amounts into a number of restricted shares and a number of options with and without dividend equivalent rights. Seventy-five percent of the value of the long-term incentive compensation earned by each executive officer was granted in the form of shares of restricted stock, 12.5% was granted as stock options with dividend equivalent rights and the remaining 12.5% was granted as stock options without dividend equivalent rights. The options and restricted shares vest ratably over five years, and cash payments attributable to dividend equivalent rights will accrue and be paid only when the corresponding option has vested. Occasionally, due to extraordinary performance, additional awards may be granted.

2